UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 9, 2008

CLEANTECH BIOFUELS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-145939	33-0754902
(Commission File Number)	(IRS Employer Identification No.)

7320 Forsyth, Unit 102 St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

(888) 691-1113
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events.

On January 9, 2008, CleanTech Biofuels, Inc. and its wholly-owned subsidiary, SRS Energy, Inc. (“SRS Energy”), filed suit in St. Louis County Circuit Court seeking damages against Bio-Products International, Inc., the licensor of our “Eley” technology (“Bio-Products”), Clean Earth Solutions, Inc., which we believe to be an affiliate of Bio-Products (“CES”), and various shareholders and officers of those companies for, among other things, fraudulent acts, civil conspiracies, and tortious interference with our business.  We also are seeking to rescind a limited sublicense we were induced to grant to Bio-Products under what we believe were false pretenses.

In addition, we have filed a demand for arbitration seeking, among other things, a declaration that we are in full compliance with the terms of the License Agreement between SRS Energy and Bio-Products dated August 17, 2005 (the “License Agreement”). We filed the arbitration demand in response to what we believe was a baseless attempt by Bio-Products to terminate the License Agreement in violation of the terms of the License Agreement.  We are seeking damages against Bio-Products for its fraudulent attempt to terminate the License Agreement.

In 2005, Bio-Products and SRS Energy entered into the License Agreement whereby SRS Energy became the exclusive licensee in the United States to the Eley technology, a pressurized steam classification process designed to clean and separate municipal solid waste into its component parts, when the cellulosic material derived from the process is used in the production of ethanol.  Thereafter, the founders of Bio-Products formed CES and licensed to CES the right to use the Eley technology for all energy products other than ethanol.  We believe that CES and Bio-Products have been under common control since the formation of CES.

Since forming CES, Bio-Products and CES made numerous requests to sublicense or otherwise acquire our rights to use the Eley Technology to produce ethanol in the United States.  We denied each of those requests. In March 2007, however, we agreed to sublicense the Eley technology to Bio-Products for ethanol production at five commercial scale processing and recycling facilities sites within the United States, in reliance on numerous representations by Bio-Products that the sublicense would be used to avoid anticipated litigation between Bio-Products and one of its other licensees. In that light, the terms of the sublicense specifically prohibit Bio-Products from being the operator or controller of any of those five sites.

We now suspect that Bio-Products never used, or intended to use, the sublicense to avoid the anticipated litigation, but rather assigned the rights to CES, which we believe to be an affiliate of Bio-Products, and is attempting to exploit those rights through CES in contravention of the express terms of the sublicense and additional written representations to SRS Energy.  As a result, in our Circuit Court petition we are seeking to have the sublicense declared void and to terminate any and all rights under the sublicense of CES, Bio-Products and/or any other parties to whom they may have assigned rights under that agreement.

Thereafter and as recently as late November 2007, Bio-Products and CES continued to seek to secure additional sublicenses from SRS Energy for the use of the Eley technology to produce ethanol.  These attempts were denied.

On December 5, 2007, Bio-Products delivered a letter to SRS Energy alleging that we were in breach of the License Agreement for failure to “begin the facility permitting, facility and equipment design, equipment selection and engineering for the proof of concept validation demonstration plant” within one year from the date of the License Agreement.  Although we believe we have been in compliance at all times with the License Agreement and that their allegations were unjustified and without merit, we delivered a response on December 20, 2007, which was within the 30 day cure period set forth in the License Agreement, in which we provided ample evidence to Bio-Products that we believe demonstrated our full compliance with the terms of the License Agreement. Notwithstanding our response, we received a letter from Bio-Products on December 31, 2007, in which Bio-Products attempted to unilaterally terminate the License Agreement without any basis and in violation of the terms of the License Agreement.  As such, we believe the purported termination has no legal effect and may be an attempt to extort a sublicense of the Eley technology for Bio-Products or CES after we rejected their prior attempts to secure such a sublicense.

On January 4, 2008, we responded to Bio-Products to again provide what we believe is conclusive evidence of our compliance with the terms of the License Agreement and demanded that Bio-Products immediately withdraw its purported termination of the License Agreement.  As of January 9, 2008, Bio-Products had not responded to our demand.  As a result, on January 9, 2008, we filed our lawsuit and demand for arbitration described above.

We strongly believe that the purported termination of our License Agreement by Bio-Products is fraudulent and that there is no basis whatsoever for such termination. As a result, we believe our rights to the Eley technology are unaffected by the purported termination. In addition, under the terms of the License Agreement, our rights to the Eley technology remain in full force and effect until the conclusion of the arbitration. We intend to vigorously defend our rights and seek any and all recourse available to us to recover any damages resulting from the acts of Bio-Products, CES and certain of their officers and shareholders.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 10, 2008

CLEANTECH BIOFUELS, INC.

By:	/s/ Michael D. Kime
Michael D. Kime
General Counsel